UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2020

CARA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36279	75-3175693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Stamford Plaza 107 Elm Street, 9th Floor Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 406-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	CARA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2020, Cara Therapeutics, Inc. (the “Company”) announced the appointment of Thomas Reilly to serve as Chief Financial Officer of the Company, effective October 1, 2020. In this capacity, Mr. Reilly will serve as the Company’s principal financial and accounting officer.

Mr. Reilly, age 48, has over 20 years of experience in biopharmaceutical financial operations, including management experience in accounting and commercial finance. Mr. Reilly joins the Company from Allergan plc, now part of AbbVie, Inc., where he served as Head of Finance for U.S. Pharma General Medicines since October 2017. Prior to Allergan, from 2004 through 2017, he held numerous financial management positions of increasing responsibility within Novartis AG, most notably Head of Finance of Global Oncology Development. Previously, from 2000 through 2003, he served as the Finance Manager, U.S. Consumer Healthcare Division of Pharmacia Corporation, now Pfizer Inc. Mr. Reilly holds an M.B.A. in accounting from Seton Hall University and a B.S. in finance from Manhattan College.

Mr. Reilly’s employment agreement provides that he will receive an initial annual base salary of $400,000 and a one-time signing bonus of $30,000, which must be repaid if Mr. Reilly resigns or is terminated (other than a termination without cause, as that term is defined in the employment agreement) prior to the first anniversary of his employment. In addition, Mr. Reilly will be eligible to earn an annual discretionary bonus with a target amount equal to 40% of his then-current annual base salary. Mr. Reilly also received an option to purchase 175,000 shares of the Company’s common stock on October 1, 2020, which option has an exercise price equal to the closing price of the Company’s common shares on the Nasdaq Global Market on the date of grant. The shares underlying the option vest over a four-year period, with 25% of the shares vesting on October 1, 2021 and the remainder vesting in 36 equal monthly installments at the end of each calendar month thereafter, subject to Mr. Reilly’s continuous service with the Company as of each such vesting date.

Mr. Reilly’s employment with the Company is “at will.” Pursuant to the terms of the employment agreement, if he is terminated without cause on or after the first anniversary of his employment and he executes a general release in favor of the Company, the Company will provide Mr. Reilly with the following benefits: (1) an amount equal to nine months of continued base salary, payable on the Company’s regular payroll dates; (2) a lump-sum payment equal to 50% of his then-current annual target bonus opportunity, pro rated for any partial year of employment; and (3) payment of applicable COBRA premiums for up to nine months following such separation from the Company. To the extent he is terminated without cause prior to the first anniversary of his employment and he executes a general release in favor of the Company, he will be entitled to the foregoing benefits, provided that the period for continuation of base salary and payment of applicable COBRA premiums shall be reduced to three months. In addition, if a change in control of the Company occurs during Mr. Reilly’s employment and he is terminated without cause within three months prior or 12 months after such change in control, any unvested equity awards then held by Mr. Reilly will vest in full.

The Company expects to enter into its standard indemnification agreement for executive officers with Mr. Reilly, the form of which was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-192230), filed with the Securities and Exchange Commission on January 17, 2014.

There is no family relationship between Mr. Reilly and any director or executive officer of the Company and he has no direct or indirect material interest required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing summary of compensatory arrangements is not intended to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of Mr. Reilly’s employment agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On October 1, 2020, the Company issued a press release announcing the appointment of Mr. Reilly as the Company’s Chief Financial Officer. A copy of the press release is being furnished to the Securities and Exchange Commission as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference to this Item 7.01.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission under the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement with Thomas Reilly.
99.1	Press release dated October 1, 2020.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARA THERAPEUTICS, INC.

By:	/s/ Derek Chalmers, Ph.D., D.Sc.
Derek Chalmers, Ph.D., D.Sc.
President and Chief Executive Officer

Date: October 1, 2020